    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 6, 2000
                                                 REGISTRATION STATEMENT NO. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                                RAILAMERICA, INC.
             (Exact Name of Registrant as Specified in its Charter)

                            Delaware                                                           65-0328006
                 ------------------------------                                         ----------------------
                (State or Other Jurisdiction of                                            (I.R.S. Employer
                 Incorporation or Organization)                                          Identification Number)

                                                                                             Gary O. Marino
                                                                            Chairman, Chief Executive Officer and President
                        Railamerica, Inc.                                                  Railamerica, Inc.
                  5300 Broken Sound Blvd., N.W.                                      5300 Broken Sound Blvd., N.W.
                    Boca Raton, Florida 33487                                          Boca Raton, Florida 33487
                          (561) 994-6015                                                     (561) 994-6015
-----------------------------------------------------------------      ---------------------------------------------------------
       (Address, Including Zip Code, and Telephone Number,             (Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)               Include Area Code, of Agent for Service)


                          COPIES OF COMMUNICATIONS TO:
                               Fern S. Watts, Esq.
                             Greenberg Traurig, P.A.
                              1221 Brickell Avenue
                              Miami, Florida 33131
                                 (305) 579-0500
                           (Facsimile) (305) 579-0717

                              --------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

                              --------------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               -------------------

                         CALCULATION OF REGISTRATION FEE

=================================================================================================================================

                                                                             Proposed Maximum   Proposed Maximum       Amount of
                  Title of Each Class                         Amount          Offering Price        Aggregate        Registration
            of Securities to be Registered               to be Registered      Per Unit(1)      Offering Price(1)       Fee(2)
---------------------------------------------------------------------------------------------------------------------------------
Warrants to purchase Common Stock...................          130,000           $71.66(4)          $9,315,306          $2459.24
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share.............        1,411,414(3)            --(5)                  --(5)             --(5)
---------------------------------------------------------------------------------------------------------------------------------
  Total.............................................                                                                   $2459.24
=================================================================================================================================


(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933.
(2)  Calculated pursuant to Rule 457(g) of the Securities Act of 1933.
(3) 1,411,414 shares of Common Stock of the Registrant are issuable upon exercise of the warrants being registered hereunder, plus a presently indeterminable number of shares of common stock, if any, as shall be issuable from time to time as required pursuant to adjustments under the warrants which are being registered pursuant to Rule 416 of the Securities Act.
(4)  Based on the exercise price of the warrants.
(5)  No registration fee is required pursuant to Rule 457(g) of the Securities
     Act.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================


The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED ________, 2000

PROSPECTUS

                                RAILAMERICA, INC.

                                  COMMON STOCK
                        WARRANTS TO PURCHASE COMMON STOCK

THE OFFERING:

o This prospectus relates to the resale of up to 130,000 warrants to purchase shares of our common stock by the holders named under the heading "Warrantholders" in this prospectus or in an accompanying supplement to this prospectus.

o This prospectus also relates to the issuance and sale of 1,411,414 shares of our common stock which are initially issuable upon the exercise of the warrants, plus a presently indeterminable number of shares of our common stock, if any, as shall be issuable from time to time as required pursuant to adjustments under the warrants.

o All of the warrants and shares of our common stock being registered may be offered and sold from time to time by the named holders.

USE OF PROCEEDS:

o We will not receive any proceeds from the sale of warrants or the shares of our common stock by the selling holders, other than payment of the exercise price of the warrants.

TRADING MARKET:

o There is no public market for the warrants. We do not intend to apply, and are not obligated to apply, for listing of the warrants on any securities exchange or any automated quotation system.

o Our common stock is listed and quoted on the Nasdaq National Market under the symbol "RAIL."

OFFERING EXPENSES:

o We have agreed to bear specific expenses in connection with the registration and sale of the warrants and underlying shares of common stock being offered by the selling holders.

RISK FACTORS:

o See "Risk Factors" on page 4 of this prospectus for a discussion of risks that you should consider before purchasing the warrants or shares of common stock.

         NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. NOR HAVE THEY MADE, NOR WILL THEY MAKE, ANY DETERMINATION AS TO WHETHER ANYONE SHOULD BUY THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                This date of this prospectus is __________, 2000.

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION AND DOES NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. WE URGE YOU TO READ THE ENTIRE PROSPECTUS AND THE DOCUMENTS WE HAVE REFERRED YOU TO IN "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 30 FOR MORE INFORMATION ABOUT OUR COMPANY AND OUR FINANCIAL STATEMENTS. YOU SHOULD PAY SPECIAL ATTENTION TO THE RISKS OF INVESTING IN THE WARRANTS AND OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS." EXCEPT WHERE THE CONTEXT OTHERWISE REQUIRES, THE TERMS "WE," "US," "OUR" OR "RAILAMERICA" REFER TO THE BUSINESS OF RAILAMERICA, INC. AND ITS CONSOLIDATED SUBSIDIARIES. ALL DOLLAR AMOUNTS ARE EXPRESSED IN U.S. DOLLARS.

         UNLESS OTHERWISE NOTED, ALL FINANCIAL INFORMATION AND OPERATING DATA INCLUDED IN THIS PROSPECTUS:

         o GIVE PRO FORMA EFFECT TO THE ACQUISITION OF RAILTEX ON FEBRUARY 4, 2000;

         o GIVE PRO FORMA EFFECT TO THE ACQUISITIONS OF THE TOLEDO, PEORIA AND WESTERN RAILROAD, RAILINK, AND FREIGHT AUSTRALIA IN 1999; AND

         o EXCLUDE KALYN/SIEBERT, INC. WHICH IS CONSIDERED A DISCONTINUED OPERATION AND IS BEING HELD FOR SALE.

OUR BUSINESS

         We are the largest owner and operator of short line freight railroads in North America and a leading owner and operator of regional freight railroads in Australia and Chile. We own, operate or have equity interests in, a diversified portfolio of 47 railroads with approximately 12,200 miles of track located in the United States, Australia, Canada and Chile. Through our diversified portfolio of rail lines, we operate in numerous geographic regions with varying concentrations of commodities hauled. We believe individual economic and seasonal cycles in each region may partially offset each other.

         On February 4, 2000, we acquired RailTex for approximately $128.0 million in cash and approximately 6.6 million shares of RailAmerica common stock, valued at $60.8 million. We also refinanced approximately $105.3 million of RailTex indebtedness and substantially all of our indebtedness. RailTex owns and operates 25 short line freight railroads with approximately 4,100 miles of track concentrated in the southeastern, midwestern, Great Lakes and New England regions of the United States and eastern Canada. In connection with the acquisition, we and some of our subsidiaries entered into a credit agreement providing $330.0 million of senior term loans and $50.0 million of senior revolving loans. In addition, RailAmerica Transportation, a wholly-owned indirect subsidiary of RailAmerica, issued $95.0 million of subordinated bridge notes and Palm Beach Rail Holding, Inc., the direct parent of RailAmerica Transportation, issued $55.0 million of asset sale bridge notes, in connection with the acquisition.

         For the year ended December 31, 1999, we generated revenues of $365.5 million and EBITDA of $96.6 million. For the six months ended June 30, 2000, we generated revenues of $191.1 million and EBITDA of $55.8 million.

OUR NORTH AMERICAN OPERATIONS

         We own, lease and operate 40 rail properties in North America and have equity interests in five additional rail properties. All of our North American rail properties are short line railroads that provide transportation services for both on-line customers and Class I railroads which interchange with our rail lines. Short line railroads are typically less than 350 miles long, serve a particular class of customers in a small geographic area and interchange with Class I railroads. Short line rail operators primarily serve customers on their line by transporting products to and from the Class I interchanges. Each of our North American rail lines is typically the only rail carrier directly serving its customers. The ability to haul heavy and large quantities of freight as part of a long-distance haul make rail services generally a more effective, lower-cost alternative to other modes of transportation, including motor carriers.

         In 1999, we moved over 900,000 carloads of freight in North America, most of which interchanged with Class I railroads. As of June 30, 2000, 36 of our 40 owned or leased North American short line rail properties generated freight revenue on a fixed-rate basis under long-term contracts. We believe this substantially reduces pricing volatility.

         UNITED STATES. We own/lease and operate 31 short line rail properties in the United States with approximately 4,500 miles of track. Our United States properties are geographically diversified and operate in 24 states. We have clusters of rail properties in the southeastern, midwestern, Great Lakes and New England regions of the United States. We believe that this cluster strategy provides economies of scale and helps us achieve operational synergies. In 1999, our United States rail properties generated $187.0 million of revenue or 51% of our total revenue. For the six months ended June 30, 2000, these properties generated $92.2 million of revenue or 48% of our total revenue.

         CANADA. We own/lease and operate nine short line rail properties in Canada with approximately 2,400 miles of track. Our Canadian properties are geographically diversified and operate in five provinces and the Northwest Territory. We have clusters of rail properties in Alberta, southern Ontario and eastern Quebec. In 1999, our Canadian rail properties generated $59.4 million of revenue or 16% of our total revenue. For the six months ended June 30, 2000, these properties generated $34.5 million of revenue or 18% of our total revenue. We also own a 26% equity interest in Quebec Railway Corporation, a railroad company operating five railroads in southeastern Canada with approximately 750 miles of track.

OUR INTERNATIONAL OPERATIONS

         AUSTRALIA. In Australia, we own Freight Victoria, now doing business as Freight Australia, a regional freight railroad operating in the States of Victoria and New South Wales. Freight Australia is our wholly owned Australian subsidiary that purchased the assets of V/Line Freight Corporation from the Government of the State of Victoria on April 30, 1999 for total consideration of approximately $103 million. The assets we purchased from V/Line Freight Corporation include 106 locomotives and over 2,600 rail cars. As a part of the total consideration, Freight Australia prepaid to the State of Victoria the rental payments of a 45-year lease to operate 3,150 miles of track. The present value of the lease payments totaled approximately $60 million. Freight Australia's customers span a variety of industries, with particular emphasis on companies in the Australian agricultural industry for which Freight Australia carries bulk grain and other agricultural products. Freight Australia generates a substantial percentage of its revenue from contracts with the Australian Wheat Board. In addition, Freight Australia receives a substantial percentage of its revenue from fees received for providing access to track on which V/Line Passenger operates a passenger railroad servicing the State of Victoria. In 1999, our Australian rail property generated $97.9 million of revenue or 27% of our total revenue. For the six months ended June 30, 2000, this property generated $53.3 million of revenue or 28% of our total revenue.

         CHILE. Through a wholly-owned subsidiary, RailAmerica de Chile S.A., we own 55% of the outstanding voting stock of Ferronor. Ferronor owns and operates approximately 1,400 miles of rail line in northern Chile. In 1999, Ferronor generated revenues of $19.1 million or 5% of our total revenue. For the six months ended June 30, 2000, Ferronor generated revenues of $10.3 million or 5% of our total revenue.

OUR BUSINESS STRATEGY

         INTEGRATE RAILTEX INTO OUR OPERATIONS. We expect that the acquisition and integration of RailTex will generate approximately $11.0 million of annual cost savings and synergies. A key element to our strategy has been the implementation of a comprehensive integration plan focusing on areas such as rationalizing staffing, regionalizing operations, centralizing corporate functions and management information systems and the elimination of other duplicative costs including public company costs and board of director fees. To date, we believe that we have achieved a substantial portion of these cost savings.

         GROW INTERNALLY THROUGH FOCUSED SALES, MARKETING EFFORTS AND CUSTOMER SERVICE. We will continue to focus on increasing traffic in each of our markets by aggressively marketing our customer service to our customers and bolstering our sales efforts. In many cases, we believe customer service and sales and marketing at railroads that we have acquired have been neglected by the previous owners. We purchased a number of our rail lines from Class I railroads. Due to the size of the Class I railroads and their concentration on long-haul traffic, we believe the Class I operators typically have not effectively marketed these branch line operations.

         MAINTAIN CLOSE RELATIONSHIPS WITH CLASS I RAILROADS. Since most of our North American short line rail properties interchange with at least one Class I railroad, we maintain close relationships with substantially all of the North American Class I rail operators. We believe that these relationships will enable us to pursue new business opportunities on existing rail line properties and acquire additional short line freight rail lines from the Class I railroads.

         CONTINUE TO GROW THROUGH SELECTIVE ACQUISITIONS. We expect that opportunities to acquire selected North American short line rail properties will continue to become available over the next several years. We also expect to make acquisitions, in economically and politically stable international markets as a result of an increasing number of governments seeking to privatize their national rail systems.

         FOCUS ON CORE OPERATIONS THROUGH STRATEGIC DIVESTITURES. We believe that in order to capitalize on opportunities more profitable to our overall portfolio and to minimize the amount of management time and effort on the smaller properties in our portfolio and to reduce debt we may from time to time divest some of our non-core railroad properties. We have announced a plan to divest approximately $100 million of these properties and other assets, including our announced plan to sell Kalyn/Siebert. As part of this plan, as of June 2000, we sold a corridor of land owned by the West Texas and Lubbock Railroad for $9.3 million and other assets for approximately $2.0 million. In August 2000, we sold two rail lines for gross proceeds of approximately $4.6 million. We believe a market for these divestitures exists among other smaller short line operating companies and selected strategic buyers. We cannot assure you that we will be able to sell any of these properties or assets on acceptable terms, if at all.

OFFERING OF OUTSTANDING NOTES

         In August 2000, RailAmerica Transportation sold units consisting of $130,000,000 of 12-7/8% senior subordinated notes due 2010 and warrants to purchase 1,411,414 shares of common stock, $.001 par value, of RailAmerica in a private offering, for gross proceeds of $122.2 million after deducting the initial purchasers' discount. The price per unit was $940.38. The net proceeds we received from the issuance of the units were used to repay all $95.0 million of subordinated bridge notes issued by RailAmerica Transportation, $20.0 million of the asset sale bridge notes issued by Palm Beach Rail Holding, Inc. and approximately $1.8 million of term loans under our senior credit facilities.

ASSETS HELD FOR SALE

         As part of our strategy to focus on our core railroad business, we have determined to sell Kalyn/Siebert, our truck trailer manufacturing business. Kalyn/Siebert is a wholly-owned subsidiary of Palm Beach Rail Holding, Inc. and is classified as a discontinued operation for purposes of our consolidated financial statements. We intend to use the net proceeds from the sale of Kalyn/Siebert to repay a majority of the remaining asset sale bridge notes issued by Palm Beach Rail Holding, Inc.

                              CORPORATE INFORMATION

         We are a Delaware corporation with our principal executive offices located at 5300 Broken Sound Boulevard, N.W., Boca Raton, Florida 33487. Our telephone number is (561) 994-6015.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE MAKING AN INVESTMENT DECISION. IF ANY OF THE FOLLOWING RISKS OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MIGHT LOSE ALL OR PART OF YOUR INVESTMENT.

WE HAVE SUBSTANTIAL DEBT AND DEBT SERVICE REQUIREMENTS WHICH COULD HAVE ADVERSE CONSEQUENCES ON OUR BUSINESS.

         In August 2000, we issued 130,000 units consisting of $130.0 million of senior subordinated notes and warrants to purchase 1,411,414 shares of RailAmerica's common stock, which yielded gross proceeds to us of $122.2 million. On a pro forma basis as if the issuance of the units and the application of the net proceeds had occurred on June 30, 2000, we would have had approximately $559.4 million of total indebtedness outstanding. On a pro forma basis as if the acquisition of RailTex and the related financings, including our borrowings under the senior credit facility, the issuance of the units and the application of the net proceeds had occurred on January 1, 1999, our cash interest expense would have been approximately $52.7 million for the year ended December 31, 1999 and $26.0 million for the six months ended June 30, 2000. The degree to which we are leveraged could have important consequences, including the following:

         o our ability to borrow additional amounts for working capital, capital expenditures, potential acquisition opportunities, general corporate purposes and other purposes may be limited or financing may not be available on terms favorable to us or at all;

         o a substantial portion of our cash flows from operations must be used to pay our interest expense and repay our debt, which would reduce the funds that would otherwise be available to us for our operations and future business opportunities;

         o we may be more vulnerable to economic downturns, may be limited in our ability to withstand competitive pressures and may have reduced flexibility in responding to changing business, regulatory and economic conditions; and

         o fluctuations in market interest rates will affect the cost of our borrowings to the extent not covered by interest rate hedge agreements because the interest under our credit facilities is payable at variable rates.

DESPITE CURRENT INDEBTEDNESS LEVELS, WE MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT, WHICH WILL INTENSIFY THE RISKS DISCUSSED ABOVE.

         Our senior credit facilities and the indenture governing the senior subordinated notes permit us, subject to specified limitations, to be able to incur substantial additional indebtedness in the future. Our revolving credit facility allows us to borrow a total of $50.0 million. As of August 31, 2000, we had outstanding borrowings of approximately $23.6 million under our revolving credit facility. If new debt is added to our current debt levels, the related risks that we face could intensify.

WE MAY NOT BE ABLE TO GENERATE SUFFICIENT CASH FLOW TO MEET OUR DEBT SERVICE REQUIREMENTS.

         We cannot assure you that our future cash flows will be sufficient to meet our debt obligations and commitments. Any insufficiency would have a negative impact on our business. Our ability to generate cash flow from operations sufficient to make scheduled payments on our debt as they become due will depend on our future performance and our ability to implement our business strategy successfully. Our performance will be affected by prevailing economic conditions and financial, business, regulatory and other factors. Most of these factors are beyond our control. Failure to pay our interest expense or make our principal payments would result in a default. A default, if not waived, could result in acceleration of our indebtedness, in which case the debt would become immediately due and payable. If this occurs, we may be forced to reduce or delay capital expenditures and implementation of our business strategy, sell assets, obtain additional equity capital or refinance or restructure all or a portion of our outstanding debt. In the event that we are unable to do so, we may be left without sufficient liquidity and we may not be able to repay our debt and the lenders will be able to foreclose on our assets. Even if new financing is available, it may not be on terms that are acceptable to us.

OUR SENIOR CREDIT FACILITIES AND THE INDENTURE GOVERNING THE SENIOR SUBORDINATED NOTES CONTAIN COVENANTS THAT SIGNIFICANTLY RESTRICT OUR OPERATIONS.

         Our senior credit facilities and the indenture governing the senior subordinated notes contain numerous covenants imposing financial and operating restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise. These covenants place restrictions on our ability to, among other things:

         o        incur more debt;

         o pay dividends, redeem or repurchase our stock or make other distributions;

         o        make acquisitions or investments;

         o        use assets as security in other transactions;

         o        enter into transactions with affiliates;

         o        merge or consolidate with others;

         o        dispose of assets or use asset sale proceeds;

         o        create liens on our assets; and

         o        extend credit.

         In addition, our senior credit facilities also require us to meet a number of financial ratios and tests. Our ability to meet these ratios and tests and to comply with other provisions of our credit facilities and the indenture can be affected by changes in economic or business conditions or other events beyond our control. Our failure to comply with the obligations in our senior credit facilities and the indenture could result in an event of default under these facilities and the indenture, which, if not cured or waived, could permit acceleration of our indebtedness under the senior credit facilities, the senior subordinated notes or our other indebtedness which could have a material adverse effect on us.

OUR INABILITY TO INTEGRATE ACQUIRED BUSINESSES SUCCESSFULLY COULD HAVE ADVERSE CONSEQUENCES FOR OUR BUSINESS.

         We have experienced significant growth through acquisitions. Acquisitions result in greater administrative burdens and operating costs and, to the extent financed with debt, additional interest costs. We cannot assure you that we will be able to manage or integrate the acquired companies or businesses successfully. The process of combining RailTex into our operations and integrating our other acquired businesses may be disruptive to our business and may cause an interruption of, or a loss of momentum in, our business as a result of the following factors, among others:

         o        loss of key employees or customers;

         o possible inconsistencies in standards, controls, procedures and policies among the combined companies and the need to implement company-wide financial, accounting, information and other systems;

         o failure to maintain the quality of services that the companies have historically provided;

         o        the need to coordinate geographically diverse organizations;
                  and

         o the diversion of management's attention from our day-to-day business as a result of the need to deal with any disruptions and difficulties and the need to add management resources to do so.

         These disruptions and difficulties, if they occur, may cause us to fail to realize the cost savings, revenue enhancements and other benefits that we currently expect to result from that integration and may cause material adverse short- and long-term effects on our operating results and financial condition.

WE EXPECT TO CONTINUE TO ACQUIRE OTHER BUSINESSES, WHICH MAY ADVERSELY AFFECT OUR OPERATING RESULTS, FINANCIAL CONDITION AND EXISTING BUSINESS.

         The success of our acquisition program will depend on, among other things:

         o        the availability of suitable candidates;

         o competition from other companies for the purchase of available candidates;

         o our ability to value those candidates accurately and negotiate favorable terms for those acquisitions;

         o        the availability of funds to finance acquisitions;

         o our ability to fund acquisitions in accordance with the restrictions contained in our senior credit facilities and the indenture governing the senior subordinated notes; and

         o the availability of management resources to oversee the integration and operation of the acquired businesses.

         If our acquisition program is not successful, our operating results, financial condition and existing business may be adversely affected.

         Financing for acquisitions may come from several sources, including cash on hand and proceeds from the incurrence of indebtedness or the issuance of additional common stock, preferred stock, convertible debt or other securities. Additional debt would increase our leverage and interest costs.

WE MAY NOT REALIZE THE ANTICIPATED COST SAVINGS AND OTHER BENEFITS FROM OUR ACQUISITION OF RAILTEX AND OUR OTHER ACQUISITIONS.

         Even if we are able to integrate the operations of RailTex and other acquired businesses into our operations, we may not realize the full benefits of the cost savings, revenue enhancements or other benefits that we currently expect to result. The potential cost savings are based on analyses completed by members of our management. These analyses necessarily involve assumptions as to future events, including general business and industry conditions, costs to operate our business and competitive factors, many of which are beyond our control and may not materialize. While we believe these analyses and their underlying assumptions to be reasonable, they are estimates which are difficult to predict and necessarily speculative in nature. If we achieve the expected benefits, they may not be achieved within the anticipated time frame. Also, the cost savings and other synergies from these acquisitions may be offset by costs incurred in integrating the companies, increases in other expenses, operating losses or problems in the business unrelated to these acquisitions.

WE FACE COMPETITION FROM OTHER TYPES OF TRANSPORTATION AND FROM OTHER RAIL OPERATORS.

         We compete directly with other modes of transportation, including motor carriers and, to a lesser extent, ships and barges. Competition is based primarily upon the rate charged and the transit time required, as well as the quality and reliability of the service provided. While we must build or acquire and maintain our rail system, trucks are able to use public roadways. Any future improvements or expenditures materially increasing the quality of these alternative modes of transportation in the locations in which we operate, or legislation granting materially greater latitude for motor carriers with respect to size or weight limitations, could have a material adverse effect on our results of operations and financial condition.

         In addition, we compete for domestic acquisition opportunities with other short-line operators and for foreign acquisitions with other U.S. and foreign rail operators. Some of these competitors have significantly greater resources than we do and may possess greater local market knowledge as well.

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY UNFAVORABLE CONDITIONS IN THE AGRICULTURAL INDUSTRY BECAUSE A SUBSTANTIAL PORTION OF OUR RAILROAD TRAFFIC CONSISTS OF AGRICULTURAL COMMODITIES.

         Factors that negatively affect the agricultural industry in the regions in which we operate could have a material adverse effect on our results of operations and financial condition. These factors include weather conditions, export and domestic demand and total world supply, and fluctuations in agricultural prices. A significant portion of our revenues for the year ended December 31, 1999 and the six months ended June 30, 2000 were derived from the agricultural industry. We believe that agricultural commodities will continue to represent a principal component of our rail traffic base in the near future. As a result, we will continue to be affected by unfavorable conditions affecting the agricultural industry in general.

WE ARE SUBJECT TO THE RISKS OF DOING BUSINESS IN FOREIGN COUNTRIES.

         We have railroad operations in Australia, Chile and Canada. We may also consider acquisitions in other foreign countries. The risks of doing business in foreign countries include:

         o        adverse changes in the economy of those countries;

         o        adverse effects of currency exchange controls;

         o restrictions on the withdrawal of foreign investment and earnings;

         o government policies against ownership of businesses by non-nationals; and

         o        the potential instability of foreign governments.

         Our operations in foreign countries are also subject to economic uncertainties, including among others, risk of renegotiation or modification of existing agreements or arrangements with governmental authorities, exportation and transportation tariffs, foreign exchange restrictions and changes in taxation structure.

BECAUSE SOME OF OUR SIGNIFICANT SUBSIDIARIES TRANSACT BUSINESS IN FOREIGN CURRENCIES, FUTURE EXCHANGE RATE FLUCTUATIONS MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

         While our operations are predominantly in U.S. dollars, some of our significant subsidiaries transact business in foreign currencies, including the Australian dollar and the Canadian dollar. Changes in the relation of these and other currencies to the U.S. dollar could affect our revenues, result in exchange losses and result in the writedown of our investments in those foreign countries. The impact of future exchange rate fluctuations on our results of operations cannot be accurately predicted. Historically, we have not engaged in hedging transactions with respect to foreign currency exchange rates. However, if circumstances change, we may seek to limit our exposure to the risk of currency fluctuations by engaging in hedging or other transactions. We cannot assure you that we will successfully manage our exposure to currency fluctuations.

BECAUSE WE DEPEND ON CLASS I RAILROADS FOR OUR NORTH AMERICAN OPERATIONS, OUR BUSINESS AND FINANCIAL RESULTS MAY BE ADVERSELY AFFECTED IF OUR RELATIONSHIPS WITH CLASS I CARRIERS DETERIORATE.

         The railroad industry in the United States and Canada is dominated by a small number of Class I carriers that have substantial market control and negotiating leverage. Almost all of the traffic on our North American railroads is interchanged with Class I carriers. A decision by any of these Class I carriers to discontinue transporting commodities or to use alternate modes of transportation, such as motor carriers, could have a material adverse effect on our business and results of operations. Our ability to provide rail service to our customers in North America depends in large part upon our ability to maintain cooperative relationships with Class I carriers with respect to, among other matters, freight rates, car supply, reciprocal switching, interchange and trackage rights. A deterioration in the operations of or service provided by those interchange partners, or in our relationship with our interchange partners, would adversely affect our business. In addition, much of the freight transported by our North American railroads moves on railcars supplied by Class I carriers. If the number of railcars supplied by Class I carriers is insufficient, we might not be able to obtain replacement railcars on favorable terms and shippers may seek alternate forms of transportation.

         Portions of our North American rail properties are operated under leases, operating agreements or trackage rights agreements with Class I carriers. Failure of our railroads to comply with these leases and agreements in all material respects could result in the loss of operating rights with respect to those rail properties, which would adversely affect our results of operations and financial condition. Class I carriers also have traditionally been significant sources of business for us, as well as sources of potential acquisition candidates as they continue to divest themselves of branch lines to smaller rail operators. Because we depend on Class I carriers for our North American operations, our business and financial results may be adversely affected if our relationships with those carriers deteriorate.

WE ARE SUBJECT TO SIGNIFICANT GOVERNMENTAL REGULATION OF OUR RAILROAD OPERATIONS. THE FAILURE TO COMPLY WITH GOVERNMENTAL REGULATION COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

         We are subject to governmental regulation by a significant number of foreign, federal, state and local regulatory authorities with respect to our railroad operations and a variety of health, safety, labor, environmental and other matters. Our failure to comply with applicable laws and regulations could have a material adverse effect on us. Governments may change the legislative framework within which we operate without providing us with any recourse for any adverse effects that the change may have on our business. Also, some of the regulations require us to obtain and maintain various licenses, permits and other authorizations and we cannot assure you that we will continue to be able to do so.

WE MAY INCUR SIGNIFICANT EXPENSES IN CONNECTION WITH AUSTRALIA'S OPEN ACCESS REGIME.

         In Australia, where a significant portion of our operations are located, the applicable legislative framework enables third party rail operators to gain access to the railway infrastructure on which we operate for access fees. As part of this regime, we have executed and may be required to execute access agreements governing access to the railway infrastructure. We may be required to make significant expenditures and to incur significant expenses in order to comply with the applicable regulatory framework and these access agreements.

WE MAY BE REQUIRED TO PAY PENALTY FEES UNDER SOME CIRCUMSTANCES TO A THIRD PARTY RAIL OPERATOR THAT HAS ACCESS TO THE AUSTRALIAN RAILWAYS.

         Our access agreement with V/Line Passenger in Australia contains penalty provisions if trains using the railway infrastructure are delayed, early or cancelled under a variety of circumstances resulting from our actions. The formulas for calculation of the penalty are complex. The penalties apply unless the penalty event is primarily due to acts of God, which includes, but is not limited to, events such as natural disasters, war, changes in applicable laws and power shortages. We cannot assure you that we will not incur significant penalties under the Australian access agreement.

OUR LONG-TERM LEASE OF THE RAILWAY INFRASTRUCTURE IN AUSTRALIA MAY BE TERMINATED FOLLOWING SPECIFIED DEFAULTS.

         The director of public transport for the State of Victoria, Australia may terminate the lease in specified circumstances, including: (1) if we fail to maintain all necessary accreditations, (2) if we fail to maintain railway infrastructure and (3) if we fail to maintain insurance. The termination of the lease would have a material adverse effect on our financial condition, results of operations and business.

TERMINATION OF OUR AGREEMENT WITH THE AUSTRALIAN WHEAT BOARD WOULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         If we fail to perform our obligations under our agreement with the Australian Wheat Board, they may terminate the agreement by giving us one month's notice in writing. Before giving us this one month's notice, the Australian Wheat Board must give us the opportunity to remedy the failure by giving us six weeks notice of our failure to perform. In addition to terminating the agreement for our failure to perform, the Wheat Board may terminate the agreement if we cease to exist in our present form as a result of a reconstruction or merger and a conflict of interest arises as a result. If our agreement is terminated, for any reason, our financial condition and results of operations would be adversely affected.

WE COULD INCUR SIGNIFICANT COSTS FOR VIOLATIONS OF APPLICABLE ENVIRONMENTAL LAWS AND REGULATIONS.

         Our railroad and manufacturing operations and real estate ownership are subject to extensive foreign, federal, state and local environmental laws and regulations concerning, among other things, emissions to the air, discharges to waters, and the handling, storage, transportation and disposal of waste and other materials and cleanup of hazardous material or petroleum releases. Environmental liability can extend to previously owned or operated properties, leased properties and properties owned by third parties, as well as to properties currently owned and used by us. Environmental liabilities may also arise from claims asserted by adjacent landowners or other third parties in toxic tort litigation. We may be subject to allegations or findings to the effect that we have violated, or are strictly liable under, these laws or regulations. We could incur significant costs as a result. We may be required to incur significant expenses to investigate and remediate environmental contamination. Some reports prepared in connection with our recent acquisition of V/Line Freight and the Toledo, Peoria and Western Railroad Corporation identified a number of contaminated sites on the properties leased or licensed to us, which we may be required to remediate. In addition, some transactions, including the RailTex acquisition, may subject us to various requirements to investigate and remediate contamination at other properties.

LOSS OF KEY PERSONNEL COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

         Our operations and prospects depend in large part on the performance of our senior management team. We cannot be sure that we would be able to find qualified replacements for any of these individuals if their services were no longer available. The loss of the services of one or more members of our senior management team, particularly Gary O. Marino, our chairman, president and chief executive officer, could have a material adverse effect on our business, financial condition and results of operations.

SOME OF OUR EMPLOYEES BELONG TO LABOR UNIONS AND STRIKES OR WORK STOPPAGES COULD ADVERSELY AFFECT OUR OPERATIONS.

         We are a party to collective bargaining agreements with various labor unions in the United States, Australia, Chile and Canada. Some of these agreements expire within the next two years. Our inability to negotiate acceptable contracts with these unions could result in, among other things, strikes, work stoppages or other slowdowns by the affected workers. If the unionized workers were to engage in a strike, work stoppage or other slowdown, or other employees were to become unionized or the terms and conditions in future labor agreements were renegotiated, we could experience a significant disruption of our operations and higher ongoing labor costs.

WE MAY FACE LIABILITY FOR CASUALTY LOSSES WHICH ARE NOT COVERED BY INSURANCE.

         We have obtained insurance coverage for losses arising from personal injury and for property damage in the event of derailments or other accidents or occurrences. However, losses or other liabilities may arise that are not covered by insurance. In addition, under catastrophic circumstances our liability could exceed our insurance limits. Insurance is available from a limited number of insurers and may not continue to be available or, if available, may not be obtainable on terms acceptable to us.

IF WE DO NOT COMPLETE OUR ANNOUNCED PLAN TO SELL KALYN/SIEBERT WE MAY BE UNABLE TO REPAY OUR ASSET SALE BRIDGE NOTES.

         In November 1999, we announced our intention to sell our trailer manufacturing business, Kalyn/Siebert. In connection with our acquisition of RailTex and refinancing of debt in February 2000, we entered into a $55.0 million asset sale bridge note facility that is secured by the assets of Kalyn/Siebert and is expected to be repaid in part out of the net proceeds of the sale of Kalyn/Siebert. We used $20.0 million from the net proceeds of the sale of the senior subordinated notes and related warrants to repay a portion of the asset sale bridge notes. To the extent that we are unable to sell Kalyn/Siebert on acceptable terms or at all, we may need to seek alternative means of financing our repayment of the remaining asset sale bridge notes. While recourse under the asset sale bridge notes is limited to the assets and stock of Kalyn/Siebert and the assets of Kalyn/Siebert Canada, we cannot assure you as to what the ultimate effect of our failure to fully repay the asset sale bridge notes in a timely manner would be.

RISING FUEL COSTS COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

         Fuel costs constitute a significant portion of our transportation expenses. Fuel costs were approximately 12.2% of our historical transportation expenses for the six months ended June 30, 2000, 13.9% for the year ended December 31, 1999 and 10.4% for the year ended December 31, 1998. Recently, diesel fuel prices have increased dramatically, and this increase may have a material adverse effect on our business and results of operations.

         Fuel prices and supplies are influenced significantly by international political and economic circumstances. If a fuel supply shortage were to arise from OPEC production curtailments, a disruption of oil imports or otherwise, higher fuel prices and any price increases would materially affect our operating results. We do not generally engage in fuel hedge contracts.

YOU MAY NOT RECEIVE DIVIDENDS ON OUR COMMON STOCK.

         We do not anticipate paying any cash dividends on our common stock in the foreseeable future. In addition, the agreements governing our indebtedness, including the terms of the indenture governing the senior subordinated notes and our senior credit facilities will restrict our ability to pay dividends on our common stock or service our indebtedness. Holders of the warrants will not have the right to receive any dividends so long as their warrants are unexercised.

THE WARRANTS MAY HAVE NO VALUE IN A BANKRUPTCY.

         In the event a bankruptcy or reorganization is commenced by or against us, a bankruptcy court may hold that unexercised warrants are executory contracts which may be subject to rejection by us with approval of the bankruptcy court. As a result, holders of the warrants may, even if sufficient funds are available, not be entitled to receive any consideration or may receive an amount less than they would be entitled to if they had exercised their warrants prior to the commencement of any such bankruptcy or reorganization.

OUR OBLIGATIONS TO THE HOLDERS OF OUR REDEEMABLE PREFERRED STOCK MUST BE SATISFIED BEFORE ANY PAYMENTS ARE MADE TO THE HOLDERS OF OUR COMMON STOCK.

         If we are liquidated, the holders of RailAmerica's redeemable preferred stock will be entitled to be paid in full before any payments are made to the holders of our common stock. As of June 30, 2000, the redeemable preferred stock had a liquidation preference in the aggregate amount of $7.3 million. In addition, the holders of the redeemable preferred stock are entitled to dividends, which are payable in cash, at a rate of $1.875 per share per annum. Any funds used to pay to holders of the redeemable preferred stock will restrict our ability to use such funds for operations and must be paid before any amounts may be paid to the holders of common stock. See "Description of Capital Stock -- Common and Preferred Stock -- Preferred Stock."

NO PUBLIC MARKET EXISTS FOR THE WARRANTS.

         The warrants are new issues of securities with no established trading market and will not be listed on any securities exchange. The initial purchasers of the senior subordinated notes have informed us that they intend to make a market in the warrants. However, the initial purchasers may cease their market-making at any time. Under the registration rights agreement applicable to the warrants we are required to use our best efforts to file and have declared effective a shelf-registration statement registering the warrants and the warrant shares. The registration statement of which this prospectus forms a part is intended to satisfy that requirement. However, we cannot assure you that an active trading market for the warrants will develop.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains some forward-looking statements, within the meaning of federal securities laws, about our financial condition, results of operations and business. You can find many of these statements by looking for words like "will," "should," "believes," "expects," "project," "could," "anticipates," "estimates," "intends," "may," "pro forma" or similar expressions used in this prospectus. These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results or performance to be materially different from any future results or performance expressed or implied by the forward-looking statements. The risks and uncertainties include those risks and uncertainties identified under the heading "Risk Factors" in this prospectus. These factors include, but are not limited to, the following:

         o        our level of leverage;

         o        our ability to meet our debt service obligations;

         o the restrictions imposed upon us by the indenture governing the senior subordinated notes and by our senior credit facilities;

         o        our relationships with Class I railroads;

         o our ability to find suitable acquisition opportunities and to finance and complete acquisitions and integrate acquired businesses; and

         o our ability to successfully market and sell non-core properties and assets.

         Because these forward-looking statements are subject to risks and uncertainties, we caution you not to place undue reliance on these statements, which speak only as of the date of this prospectus. We do not undertake any responsibility to review or confirm analysts' expectations or estimates or to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

                                 USE OF PROCEEDS

         All of the warrants and common stock offered under this prospectus are being sold by the warrantholders. We will not receive any of the proceeds from the sale of the warrants or the common stock issued upon exercise of the warrants, other than the payment of the exercise price of the warrants.

         Expenses expected to be incurred by us in connection with this offering are estimated to be approximately $________________.

                                 WARRANTHOLDERS

         Below is information with respect to the number of warrants and shares of our common stock issuable upon exercise of the warrants owned by each of the warrantholders. The warrants are being registered to permit public secondary trading of the warrants and the shares of our common stock issued upon the exercise of the warrants, and the warrantholders may offer the warrants and shares of our common stock issued upon the exercise of the warrants for resale from time to time. See "Plan of Distribution."

         We have filed with the SEC a registration statement, of which this prospectus forms a part, with respect to the resale of the warrants and the issuance and resale of the shares of our common stock issued upon the exercise of the warrants from time to time, under Rule 415 under the Securities Act, in the over-the-counter market, in privately negotiated transactions, in underwritten offerings or by a combination of these methods for sale. We have agreed to use our best efforts to keep this registration statement effective until the later of (1) two years following the effective date of this registration statement and (2) the earlier of (A) the expiration of the warrants and (B) the first date as of which all of the warrants have been exercised, though we are required to keep this registration statement effective so long as any affiliate of ours holds warrants or shares of our common stock issued upon exercise of the warrants.

         The warrants and the shares of our common stock issued upon the exercise of the warrants offered by this prospectus may be offered from time to time by the persons or entities named below:

                                                                     Number of Warrants Owned
                                                                      Prior to the Offering      Percentage of
                                                Percentage of    ------------------------------   Outstanding
                                                Outstanding                    Number of Shares     Common
                                               Common Stock                     Issuable Upon     Stock Owned
                                                Owned Prior      Number of        Exercise of        After
         Name and Address of Holder             to Offering      Warrants          Warrants         Offering
         --------------------------             -----------      --------       ---------------   ------------


         -------------------------




         None of the holders named above has, or had, any position, office or other material relationship with us or any of our affiliates.

         Because the selling holders may, under this prospectus, offer all or some portion of the warrants or the common stock issued upon exercise of the warrants, no estimate can be given as to the number of the warrants or shares of common stock issued upon exercise of the warrants that will be held by the selling holders upon termination of any sales. In addition, the selling holders above may have sold, transferred or otherwise disposed of all or any portion of their warrants, since the date on which they provided the information regarding their warrants, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

         Only selling holders identified above who beneficially own the securities set forth opposite each selling holder's name in the table above on the effective date of the registration statement of which this prospectus forms a part may sell those securities under the registration statement. Prior to any use of this prospectus in connection with an offering of the warrants and/or the shares of our common stock issued upon exercise of the warrants by any holder not identified above this prospectus will be supplemented to set forth the name and number of warrants and/or shares of our common stock beneficially owned by the selling securityholder intending to sell such warrants and/or shares of common stock, and the number of warrants and/or shares of common stock to be offered. The prospectus supplement will also disclose whether any selling securityholder selling in connection with the prospectus supplement has held any position or office with, been employed by or otherwise has had a material relationship with, us or any of our subsidiaries or affiliates during the three years prior to the date of the prospectus supplement if this information has not been disclosed in this prospectus.

                           DESCRIPTION OF THE WARRANTS

         We issued the warrants under a warrant agreement between RailAmerica and Wells Fargo Bank Minnesota, N.A., as warrant agent. The following summary of some provisions of the warrant agreement does not purport to be complete and is qualified in its entirety by reference to the warrant agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

GENERAL

         Each warrant, when exercised, will entitle the holder to receive
10.85703077 fully paid and nonassessable shares of RailAmerica common stock, at an exercise price of $6.60 per share of RailAmerica common stock, subject to adjustment. The exercise price and the number of warrant shares are both subject to adjustment in specified cases referred to below. The holders of the warrants would be entitled, in the aggregate, to purchase shares of RailAmerica common stock representing approximately 5.0% of RailAmerica's common stock on a fully diluted basis on August 15, 2000. The warrants will be exercisable at any time on or after the earlier of February 15, 2001 and the separation date. Unless exercised, the warrants will automatically expire at 5:00 p.m. New York City time on August 15, 2010.

         The holders of the warrants will have no right to vote on matters submitted to the stockholders of RailAmerica and will have no right to receive dividends. The holders of the warrants will not be entitled to share in the assets of RailAmerica in the event of liquidation, dissolution or the winding up of RailAmerica. In the event a bankruptcy or reorganization is commenced by or against RailAmerica, a bankruptcy court may hold that unexercised warrants are executory contracts which may be subject to rejection by RailAmerica with approval of the bankruptcy court, and the holders of the warrants may, even if sufficient funds are available, receive nothing or a lesser amount as a result of the bankruptcy case than they would be entitled to if they had exercised their warrants prior to the commencement of the bankruptcy case.

         In the event of a taxable distribution to holders of RailAmerica common stock that results in an adjustment to the number of warrant shares or other consideration for which a warrant may be exercised, the holders of the warrants may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Certain United States Federal Income Tax Considerations."

         Certificates for warrants will be issued in fully registered form only. Subject to the terms of the warrant Agreement, the warrant certificates evidencing the warrants may be surrendered for exercise or exchange, and the transfer of warrant certificates will be registrable, at the office or agency of RailAmerica maintained for such purpose, which is currently the corporate trust office of the warrant agent in New York, New York. No service charge will be made for registration of transfer or exchange of any warrant certificate so surrendered. RailAmerica may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of warrant certificates.

SEPARATION

         The warrants will not be separately transferable from the senior subordinated notes until the earliest to occur of (1) 180 days after the closing of the offering, (2) the date on which a registration statement for a registered exchange offer with respect to the senior subordinated notes is declared effective under the Securities Act, (3) the date a shelf registration statement with respect to the senior subordinated notes or the warrants is declared effective under the Securities Act, (4) such date as Donaldson, Lufkin & Jenrette Securities Corporation in its sole discretion shall determine and (5) the date on which an event of default with respect to the senior subordinated notes has occurred or, in the event of a change of control, the date we mail the requisite notice to the holders. We refer to the earliest of those dates as the "separation date."

EXERCISE

         The warrants may be exercised by surrendering to RailAmerica the warrants to be exercised with the accompanying form of election to purchase properly completed and executed, together with payment of the exercise price. Payment of the exercise price may be made at the holder's election (i) in cash in United States dollars by wire transfer or by certified or official bank check to the order of RailAmerica or (ii) by the surrender of one or more warrant certificates (and without the payment of the exercise price in cash) in exchange for a number of shares of RailAmerica common stock equal to the product of (a) the number of shares of RailAmerica common stock for which such warrant is exercisable as of the exercise date (if the exercise price were being paid in cash), and (b) the cashless exercise ratio. The "cashless exercise ratio" shall equal a fraction, the numerator of which is the excess of the current market value per share (as defined) of RailAmerica common stock on the exercise date over the exercise price per share as of the exercise date and the denominator of which is the current market value per share of RailAmerica common stock on the exercise date. Upon surrender of a warrant certificate representing more than one warrant, the number of shares of RailAmerica common stock deliverable upon a cashless exercise shall be equal to the product of the number of shares of RailAmerica common stock issuable in respect of those warrants that the holder specifies are to be exercised pursuant to a cashless exercise multiplied by the cashless exercise ratio. All provisions of the warrant agreement shall be applicable with respect to an exercise of a warrant certificate pursuant to a cashless exercise for less than the full number of warrants represented by that certificate.

         Upon surrender of the warrants and payment of the exercise price, RailAmerica will deliver or cause to be delivered, to or upon the written order of such holder, stock certificates representing the number of whole warrant shares to which the holder is entitled. If less than all of the warrants evidenced by a warrant certificate are to be exercised, a new warrant certificate will be issued for the remaining number of warrants. Holders of warrants will be able to exercise their warrants only if a registration statement relating to the warrant shares underlying the warrants is then in effect, or the exercise of the warrants is exempt from the registration requirements of the Securities Act, and those securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants or other persons to whom it is proposed that warrant shares be issued on exercise of the warrants reside.

         No fractional warrant shares will be issued upon exercise of the warrants. RailAmerica will pay to the holder of the warrant at the time of exercise an amount in cash equal to the current market value of any such fractional warrant shares less a corresponding fraction of the exercise price.

ADJUSTMENTS

         The number of warrant shares purchasable upon exercise of warrants and the exercise price will be subject to adjustment in specified events including:

                  (i) the payment by RailAmerica of dividends and other distributions in the form of capital stock on the RailAmerica common stock;

                  (ii) subdivisions, combinations and reclassifications of the RailAmerica common stock;

                  (iii) the issuance to all holders of RailAmerica common stock or to an affiliate of RailAmerica of common stock or of securities convertible into or exchangeable or exercisable for shares of common stock or of rights, options or warrants entitling them to subscribe for RailAmerica common stock or securities convertible into, or exchangeable or exercisable for, RailAmerica common stock, in each case, at a price which is less than the current market value per share (as defined) of RailAmerica's common stock; and

                  (iv) specified extraordinary dividends or distributions on the common stock of RailAmerica, in each case, other than (1) pursuant to the exercise of the warrants, (2) pursuant to any security convertible into, or exchangeable or exercisable for, shares of common stock outstanding as of the issue date, (3) upon the conversion, exchange or exercise of any convertible, exchangeable or exercisable security as to which the issuance thereof has previously been the subject of any required adjustment under the warrant agreement and (4) upon the conversion, exchange or exercise of convertible, exchangeable or exercisable securities of RailAmerica outstanding on the issue date (to the extent in accordance with the terms of such securities as in effect on that date).

         Notwithstanding the foregoing, no adjustment in the exercise price will be required in respect of:

         (a) the grant of any stock option or other stock incentive aware award pursuant to any stock option or stock incentive plan or other specified arrangement,

         (b) the grant of any stock option or stock incentive award at an exercise price at least equal to the current market value per share (as defined),

         (c) the grant of any other stock option or stock incentive award to any officer, director or employee of RailAmerica or any of its subsidiaries pursuant to any compensatory plan or arrangement that has been approved by the board of directors of RailAmerica, or

         (d) the exercise of any such option or award.

         If RailAmerica, in a single transaction or through a series of related transactions, consolidates with or merges with or into any other person or sells, assigns, transfers, leases, conveys or otherwise disposes of all or substantially all of its properties and assets to another person or group of affiliated persons or is a party to a merger or binding share exchange which reclassifies or changes its outstanding common stock, as a condition to consummating any such transaction the person formed by or surviving any such consolidation or merger if other than RailAmerica or the person to whom such transfer has been made shall enter into a supplemental warrant agreement. We refer to any such transaction as a "fundamental transaction." The supplemental warrant agreement shall provide:

         (a) that the holder of a warrant then outstanding may exercise it for the kind and amount of securities, cash or other assets which such holder would have received immediately after the fundamental transaction if such holder had exercised the warrant immediately before the effective date of the transaction (regardless of whether the warrants are then exercisable and without giving effect to the cashless exercise option), assuming (to the extent applicable) that such holder (1) was not a constituent person or an affiliate of a constituent person to such transaction, (2) made no election with respect thereto and (3) was treated alike with the plurality of non-electing holders, and

         (b) that the surviving person shall succeed to and be substituted for every right and obligation of RailAmerica in respect of the warrant agreement and the warrants.

         The surviving person shall mail to holders of warrants at the addresses appearing on the warrant register a notice briefly describing the supplemental warrant agreement. If the issuer of securities deliverable upon exercise of warrants is an affiliate of the surviving person, that issuer shall join in the supplemental warrant agreement.

         Notwithstanding the foregoing, if RailAmerica enters into a fundamental transaction with another person (other than a subsidiary of RailAmerica) and consideration is payable to holders of the shares of capital stock of RailAmerica (or other securities or property) issuable or deliverable upon exercise of the warrants that are exercisable in exchange for such shares in connection with that fundamental transaction which consists solely of cash, then the holders of warrants shall be entitled to receive distributions on the date of such event on an equal basis with holders of such shares (or other securities issuable upon exercise of the warrants) as if the warrants had been exercised immediately prior to such event, less the exercise price therefor. Upon receipt of such payment, if any, the rights of a holder of a warrant shall terminate and cease and such holder's warrants shall expire.

         If there is an adjustment to the number of shares of common stock or other consideration for which such a warrant may be exercised, the holders of the warrants may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Certain United States Federal Income Tax Considerations."

         Fractional shares of common stock are not required to be issued upon exercise of warrants, but in lieu thereof of RailAmerica will pay a cash adjustment, except in limited circumstances.

         If any event occurs as to which the foregoing provisions are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the board of directors of RailAmerica, fairly and adequately protect the rights of the warrants in accordance with the essential intent and principles of such provisions, then the board of directors of RailAmerica shall make such adjustments in the application of such provisions, in accordance with those essential intent and principles, as shall be reasonably necessary, in the good faith opinion of that board of directors, to protect those rights as aforesaid, but in no event shall any such adjustment have the effect of decreasing the exercise price or decreasing the number of warrant shares issuable upon exercise of the warrants.

         "Current market value" per share of any class of common stock of RailAmerica at any date shall mean:

         (1) if no class of common stock is then (A) registered under the Exchange Act and (B) traded on a national securities exchange or on the Nasdaq National Market System, (a) the value of such class of common stock, determined in good faith by the board of directors of RailAmerica and certified in a board resolution, taking into account the most recently completed arms-length transaction between RailAmerica and a Person other than an affiliate of RailAmerica and the closing of which occurs on such date or shall have occurred within the six-month period preceding such date, or (b) if no such transaction shall have occurred on such date or within such six-month period, the fair market value of the security as determined by a nationally recognized independent financial expert (as defined), provided that, in the case of the calculation of current market value for determining the cash value of fractional shares, any such determination within six months that is, in the good faith judgment of the board of directors of RailAmerica, a reasonable determination of value, may be utilized; or

         (2) (a) if any class of common stock is then (A) registered under the Exchange Act and (B) traded on a national securities exchange or on the Nasdaq National Market System, the average of the daily closing sales prices of that class of common stock for the 20 consecutive trading days immediately preceding that date, or (b) if that class of common stock has been registered under the Exchange Act and traded on a national securities exchange or on the Nasdaq National Market System for less than 20 consecutive trading days before such date, then the average of the daily closing sales prices for all of the trading days before such date for which closing sales prices are available, in the case of each of (a) and (b), as certified to the warrant agent by the chief executive officer, the president, any executive vice president or the chief financial officer or treasurer of RailAmerica. The closing sales price of each trading day shall be the closing sales price, regular way, on that day, or if no sale takes place on that day, the average of the closing bid and asked prices on that day.

         "Independent financial expert" means a nationally recognized independent investment banking, appraisal or accounting firm.

         No adjustment in the exercise price will be required unless that adjustment would require an increase or decrease of at least one percent (1.0%) in the exercise price; PROVIDED, HOWEVER, that any adjustment that is not made will be carried forward and taken into account in any subsequent adjustment.

RESERVATION OF SHARES

         RailAmerica has authorized and reserved for issuance and will at all times reserve and keep available that number of shares of RailAmerica common stock as will be issuable upon the exercise of all outstanding warrants. Those shares of RailAmerica common stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof.

AMENDMENT

         From time to time, RailAmerica and the warrant agent, without the consent of the holders of the warrants, may amend or supplement the warrant agreement for specified purposes, including curing ambiguities, defects or inconsistencies or making any change that does not adversely affect the legal rights of any holder. Any amendment or supplement to the warrant agreement that adversely affects the legal rights of the holder of the warrants will require the written consent of the holders of a majority of the then outstanding warrants (excluding warrants held by RailAmerica or any of its affiliates). The consent of each holder of the warrants affected will be required for any amendment pursuant to which the exercise price would be increased or the number of warrant shares purchasable upon exercise of warrants would be decreased (other than pursuant to adjustments provided in the warrants agreement) or any of the adjustment provisions in the warrant agreement would be changed in a manner that would have any such effect.

SEC REPORTS AND OTHER INFORMATION

         RailAmerica shall at all times provide the warrant agent and holders of warrants with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of documents and other reports to be so provided at the times specified for the filing of such information, documents and reports under such Sections. In addition, for so long as any warrants remain outstanding, RailAmerica will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, and, to beneficial holders of warrants, if not obtainable from the SEC, information of the type that would be filed with the SEC pursuant to the foregoing provisions, upon the request of any holder.

NO RIGHTS AS STOCKHOLDERS

         The holders of unexercised warrants are not entitled, by virtue of being such holders, to vote, to consent, to exercise any preemptive rights or to receive notice as stockholders of RailAmerica in respect of any stockholders' meeting for the election of directors of RailAmerica or any other purpose, or to exercise any other rights whatsoever as stockholders of RailAmerica.

             CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

         This general discussion of certain U.S. federal income and estate tax considerations with respect to the acquisition, ownership and disposition of a registered warrant, and of a share of common stock acquired upon exercise of a registered warrant, applies to you if you acquire a registered warrant in exchange for an original warrant and if you acquired the original warrant for cash on its original issuance at the issue price of the unit consisting of an original note and original warrants and if you hold the original warrant and the registered warrant and any common stock acquired on exercise of the registered warrant as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended.

         This discussion is based upon the Internal Revenue Code, Treasury regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, each of which is subject to change at any time by legislative, administrative, or judicial action, possibly with retroactive effect. The discussion does not discuss every aspect of U.S. federal income and estate taxation that may be relevant to a particular taxpayer in light of its personal circumstances or to persons who are otherwise subject to special tax treatment. For example, special rules not discussed here may apply to you if you are:

         o        a bank or a broker-dealer;

         o        an insurance company;

         o        a pension or other employee benefit plan;

         o        a tax exempt organization or entity;

         o a U.S. expatriate or former long-term resident of the United States;

         o a trader in securities that elects mark-to-market accounting treatment;

         o a person holding registered warrants or common stock as a part of a hedging or conversion transaction or a straddle;

         o        a hybrid entity or an owner of interests therein; or

         o        a holder whose functional currency is not the U.S. dollar.

         In addition, this discussion does not address the effect of any applicable foreign, state, local or other tax laws. We have not sought and will not seek any rulings from the Internal Revenue Service concerning the tax consequences of the acquisition, ownership or disposition of a registered warrant or a share of common stock acquired on exercise of a registered warrant and, accordingly, we cannot assure you that the Internal Revenue Service will not successfully challenge the tax consequences described below. WE URGE YOU TO CONSULT YOUR TAX ADVISER WITH RESPECT TO THE U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS RELEVANT TO ACQUIRING, HOLDING AND DISPOSING OF A REGISTERED WARRANT OR A SHARE OF COMMON STOCK AS WELL AS ANY TAX CONSIDERATIONS APPLICABLE UNDER THE LAWS OF ANY FOREIGN, STATE, LOCAL OR OTHER TAXING JURISDICTION.

U.S. HOLDERS

         If you are a "U.S. Holder," as defined below, this section applies to you. Otherwise, the section "Non-U.S. Holders" applies to you. You are a U.S. Holder if you are the beneficial owner of a registered warrant or share of common stock acquired on exercise of a registered warrant and you are:

         o a citizen or individual resident (as defined in section 7701(b) of the Internal Revenue Code) of the United States;

         o a corporation (or an entity treated as a corporation) created or organized in the United States or under the laws of the United States, any state or the District of Columbia;

         o an estate the income of which is subject to U.S. federal income tax regardless of its source; or

         o a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust was in existence on August 20, 1996 and properly elected to continue to be treated as a United States person.

         TAX TREATMENT OF REGISTERED WARRANTS. No gain or loss will be recognized for U.S. federal income tax purposes upon exercise of a registered warrant (except that gain or loss will be recognized to the extent cash is received in lieu of a fractional share). The holding period for common stock acquired upon exercise of a registered warrant will begin on the date of exercise of the registered warrant. The tax basis of your shares of common stock acquired upon exercise of a registered warrant will be equal to the sum of (i) your tax basis in the registered warrant and (ii) the exercise price, if any. A U.S. Holder's tax basis in a registered warrant will equal that portion of the issue price of a unit consisting of an original note and an original warrant that was allocated to the original warrant based upon the relative fair market values of the original note and the original warrants comprising the unit. Because the unit was issued for money, the "issue price" of the unit was the first price at which a substantial amount of the units was sold for money. For purposes of determining the issue price of the units, sales to bond houses, brokers, or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers are ignored. Under Treasury regulations, we have allocated the issue price of the units between the original notes and the original warrants. That allocation will be binding on all holders of units, unless a holder explicitly discloses (on a form prescribed by the Internal Revenue Service and attached to the holder's timely-filed U.S. federal income tax return for the taxable year that includes the acquisition date of the unit) that its allocation of the issue price of a unit is different from the issuer's allocation. Our allocation is not, however, binding on the Internal Revenue Service. Based on our allocation, the initial tax basis of each original warrant was $39.00.

         In general, you will recognize gain or loss on a sale, exchange or other taxable disposition of a registered warrant in an amount equal to the difference between the amount realized on the sale, exchange or other disposition and your tax basis in the registered warrant. That gain or loss generally will be long-term capital gain or loss if you held the registered warrant for more than one year at the time of the disposition. Non-corporate taxpayers are generally subject to a maximum regular U.S. federal income tax rate of 20 percent on net long-term capital gain. The deductibility of capital losses is subject to certain limitations.

         The expiration of a registered warrant generally should result in a capital loss equal to your tax basis in the registered warrant, and that loss will be long-term capital gain or loss if you held the registered warrant for more than one year at the time of the expiration.

         An adjustment made to the number of shares that may be acquired on the exercise of a registered warrant, or the failure to make an adjustment, may result in a constructive distribution to you on a registered warrant or on common stock. As a result, you might be required to include amounts in income even though you will not have received any related cash or other property.

         TAX TREATMENT OF COMMON STOCK ACQUIRED ON EXERCISE OF A REGISTERED WARRANT. Cash distributed on common stock will be treated as a dividend to the extent of our current and accumulated earnings and profits attributable to the distribution as determined under U.S. federal income tax principles. If the amount of a distribution exceeds our current and accumulated earnings and profits attributable to the distribution, the distribution next will be treated as a nontaxable return of capital that will be applied against and reduce your adjusted tax basis in the common stock, on a share-by-share basis, but not below zero and thereafter as gain from a constructive sale of the common stock.

         Corporate U.S. Holders of common stock generally should be eligible for the 70% dividends-received deduction with respect to the portion of any distribution on the stock taxable as a dividend. However, corporate investors should consider certain provisions that may limit the availability of a dividends-received deduction, including but not limited to the holding period rules of section 246(c) of the Internal Revenue Code, the rules of section 246A of the Internal Revenue Code that reduce the dividends-received deduction on dividends on certain debt-financed stock, and the rules in section 1059 of the Internal Revenue Code that reduce the basis of stock (and may require recognition of taxable gain) in respect of certain extraordinary dividends, as well as the effect of the dividends-received deduction on the determination of alternative minimum tax liability.

         If you sell or dispose of your common stock in a taxable transaction, you will recognize capital gain or loss equal to the difference between the sum of the cash and the fair market value of any property received and your tax basis in the common stock. A U.S. Holder's tax basis in shares of common stock acquired upon exercise of a registered warrant will be determined in the manner set forth in "--U.S. Holders --Tax Treatment of Registered Warrants" above. The gain or loss will be long-term capital gain or loss if your holding period for your stock exceeds one year. For corporate taxpayers, long-term capital gains are taxed at the same rate as ordinary income. For individual taxpayers, net capital gain -- the excess of the taxpayer's net long-term capital gains over short-term capital losses -- is subject to a maximum tax rate of 20 percent. The deductibility of capital losses is restricted and generally may be used only to reduce capital gains to the extent thereof.

         INFORMATION REPORTING AND BACKUP WITHHOLDING. A U.S. Holder of a registered warrant or share of common stock may be subject, under certain circumstances, to information reporting and backup withholding at a rate of 31 percent with respect to certain reportable payments, including dividends on the common stock and the gross proceeds from a disposition of a registered warrant or share of common stock. The backup withholding rules apply if the holder, among other things,

         o fails to furnish a social security number or other taxpayer identification number, known as a TIN, certified under penalties of perjury within a reasonable time after the request therefor,

         o    furnishes an incorrect TIN,

         o    fails to report properly the receipt of interest or dividends or

         o under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that the holder is not subject to backup withholding.

         A U.S. Holder who does not provide us with its correct TIN also may be subject to penalties. Backup withholding will not apply with respect to payments made to certain holders, including corporations and tax-exempt organizations, provided their exemptions from backup withholding are properly established. We will report annually to the Internal Revenue Service and to each U.S. Holder of a registered warrant or share of common stock the amount of any reportable payments and the amount of tax withheld, if any, with respect to those payments.

         Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a refund or as a credit against that U.S. Holder's U.S. federal income tax liability, provided the requisite procedures are followed.


NON-U.S. HOLDERS

         The following discussion is limited to U.S. federal income and estate tax consequences relevant to a Non-U.S. Holder. As used herein, a "Non-U.S.

Holder" is a beneficial owner of a registered warrant, or share of common stock acquired on exercise of a registered warrant, that, for U.S. federal income tax purposes, is

         o        a nonresident alien individual;

         o a corporation (or an entity treated as a corporation) created or organized in or under the law of a country (or a political subdivision thereof) other than the United States; or

         o a foreign estate or trust, which generally is an estate or trust that is not a U.S. Holder.

         For purposes of the withholding tax discussed below (other than backup withholding), a Non-U.S. Holder includes a nonresident fiduciary of an estate or trust. This discussion does not address tax consequences relevant to an expatriate or former long-term resident of the United States or to a person who holds a registered warrant or share of common stock through a partnership. A person who holds a registered warrant or share of common stock through a hybrid entity (that is, an entity that is fiscally transparent for U.S. federal income tax purposes but not for foreign tax purposes) may not be entitled to the benefits of a tax treaty. For example, a person who is a partner in a foreign partnership or beneficiary of a foreign trust or estate and who is subject to U.S. federal income tax because of his own status, for example, as a U.S. resident or a foreign person engaged in trade or business in the United States, may be subject to U.S. federal income tax even though the foreign partnership, trust or estate is not itself subject to U.S. federal income tax. For purposes of the following discussion, "U.S. trade or business income" of a Non-U.S. Holder generally means a dividend on common stock or gain on a sale, exchange or retirement of a registered warrant or share of common stock if the dividend or gain is (i) effectively connected with trade or business conducted by the Non-U.S. Holder within the United States or (ii) in most cases of a resident of a country with which the United States has an income tax treaty, attributable to a permanent establishment (or fixed base) of the Non-U.S. Holder in the United States.

         TAX TREATMENT OF REGISTERED WARRANTS. A Non-U.S. Holder will not recognize any gain or loss upon exercise of a registered warrant in exchange for common stock. The holding period for common stock acquired upon exercise of a registered warrant will begin on the date of exercise of the registered warrant. Non-U.S. Holder's initial tax basis in a registered warrant will be equal to the portion of the issue price of the unit allocable to the registered warrant, as described above under "--U.S. Holders--The Notes Original Issue Discount." The tax basis of a Non-U.S. Holder's shares of common stock acquired upon exercise of a registered warrant will be equal to the sum of
(i) the tax basis in the registered warrant and (ii) the exercise price, if any.

         An adjustment to the exercise price of the registered warrants, or the failure to make an adjustment, in certain circumstances may result in a constructive distribution to the holders of the registered warrants that could be taxable as a dividend under Section 305 of the Code. In that event, a holder's tax basis in the registered warrant would increase by the amount of the dividend.

         DIVIDENDS ON COMMON STOCK. In general, dividends paid to a Non-U.S. Holder of common stock will be subject to withholding of U.S. federal income tax at a 30 percent rate unless an applicable tax treaty reduces the rate. Dividends paid to an address in a foreign country generally are presumed (absent actual knowledge to the contrary) to be paid to a resident of that country for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. Under new Treasury regulations (generally effective January 1, 2001), a Non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate will be required to satisfy certain certification and other requirements, which will include the requirement that the Non-U.S. Holder file a Form W-8BEN containing the holder's name and address, and may require the Non-U.S. Holder to provide certain documentary evidence issued by foreign governmental authorities as proof of residence in the foreign country. A Non-U.S. Holder of common stock that is eligible for a reduced rate of U.S. withholding tax pursuant to a tax treaty may obtain a refund of any excess amount withheld by filing an appropriate claim for a refund with the Internal Revenue Service.

         Dividends that are U.S. trade or business income are generally subject to U.S. federal income tax on a net basis at regular income tax rates and are not subject to U.S. withholding tax if the Non-U.S. Holder provides the appropriate form to the payer. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may be eligible for the dividends received deduction but also, under certain circumstances, may be subject to an additional "branch profits tax" at a 30 percent rate or lower rate that may apply under a tax treaty.

         TAXABLE DISPOSITION OF A REGISTERED WARRANT OR SHARE OF COMMON STOCK. Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange, redemption or other disposition of a registered warrant or of a share of common stock generally will not be subject to U.S. federal income tax, unless (1) that gain is U.S. trade or business income (in which case the branch profits tax also may apply), (2) subject to certain exceptions, the Non-U.S. Holder is an individual, who is present in the United States for 183 days or more during the taxable year of the disposition, and certain other conditions are present, or we are or have been a United States real property holding corporation, known as a USRPHC, for U.S. federal income tax purposes. Under the rules applicable to USRPHCs, however, our common stock will not be treated as stock in a USRPHC, gain on the disposition of which is subject to tax, in the case of a Non-U.S. Holder that holds and has held not more than five percent of our common stock within the five-year (or, in certain cases, shorter) period ending on the date of the sale or other disposition, if our common stock is treated as regularly traded on an established securities market. We believe that we currently are not a USRPHC. However, because the rules defining what constitutes a USRPHC are technical and complicated, and because our status as a USRPHC depends on whether the value of our U.S. real property interests exceeds the sum of the values of our real property interests outside the U.S. and of our other trade or business assets as those values may exist from time to time, no assurance can be given that we are not currently a USRPHC or that we will not become a USRPHC in the future. In addition, if we are or become a USRPHC, because the rules determining when stock is regularly traded on an established securities market are unclear, it is possible that our stock would not be treated as so traded. One portion of the Treasury regulations provides that a class of stock that is traded on an established securities market in the United States is treated as regularly traded for any calendar quarter during which it is regularly quoted by brokers or dealers making a market in that stock. A broker or dealer makes a market in stock only if the broker or dealer holds himself out to buy or sell the stock at the quoted price. Our common stock would be treated as regularly traded on an established securities market under that rule. Another portion of the Treasury regulations provides that a class of stock is treated as not regularly traded on an established securities market if at any time during a calendar quarter 100 or fewer persons own 50 percent or more of the outstanding shares of that class. Our common stock would not be treated as regularly traded on an established securities market under that rule. If our common stock is not treated as so traded, any gain recognized by a Non-U.S. Holder on a sale, exchange, redemption or other disposition of a registered warrant or of common stock will be subject to U.S. federal income tax, even if the Non-U.S. Holder has not owned more than five percent of our common stock within the relevant five-year (or shorter) period. In general, a purchaser of stock in a USRPHC is required to withhold, and to remit to the Internal Revenue Service, ten percent of the seller's amount realized from the sale, unless the purchaser receives a certification in appropriate form from the seller that the seller is not a United States person, or unless another exemption from withholding applies. This withholding obligation does not apply upon the acquisition of an interest in a USRPHC if any class of the corporation's stock is regularly traded on an established securities market. If our common stock is not treated as so traded, and if we are a USRPHC, this withholding obligation could apply upon purchases of our stock, unless another exemption from withholding applies.

         A Non-U.S. Holder's tax basis in a registered warrant will be equal to the portion of the holder's tax basis in a unit that is allocated to the original warrant as described in "Certain U.S. Federal Tax Consequences -- U.S. Holders -- Tax Treatment of Warrants" above. A Non-U.S. Holder's tax basis in shares of common stock acquired upon exercise of a warrant will be determined in the manner set forth in "--U.S. Holders -- Tax Treatment of Warrants" above.

         FEDERAL ESTATE TAX. In the case of an individual who is not a citizen of the United States and who is not domiciled in the United States at the time of death,

         o a warrant that is owned, or treated as owned, at the time of death may be subject to U.S. federal estate tax, except as an applicable estate tax treaty provides to the contrary; and

         o a share of our common stock will be subject to U.S. federal estate tax, except as an applicable estate tax treaty provides to the contrary.

         In the case of an individual who is not a citizen of the United States but who is domiciled in the United States at the time of death, a warrant and a share of our common stock will be subject to U.S. federal estate tax, regardless of whether the individual is not a resident of the United States, except as an applicable estate tax treaty provides to the contrary.

         INFORMATION REPORTING; BACKUP WITHHOLDING. Under the current Treasury regulations, backup withholding generally will not apply to dividends paid to a Non-U.S. Holder at an address outside the United States, unless the payer has actual knowledge that the payee is a United States person. Backup withholding and information reporting generally will apply, however, to dividends paid on our common stock to a Non-U.S. Holder at an address in the United States, if that holder fails to establish an exemption or to provide certain other information to the payer. Under new Treasury regulations that generally will be effective for payments made after December 31, 2000, a Non-U.S. Holder will be subject to backup withholding of tax unless applicable certification requirements are met.

         The payment of the proceeds from the disposition of a registered warrant or share of common stock to or through the U.S. office of any broker, U.S. or foreign, is subject to information reporting and possible backup withholding unless the owner certifies under penalties of perjury that it is not a U.S. Holder or otherwise establishes an exemption (provided that the broker does not have actual knowledge that the holder is not a Non-U.S. Holder or that the conditions of any other exemption are not, in fact, satisfied).

         The proceeds of a disposition of a registered warrant or share of common stock by a Non-U.S. Holder to or through a foreign office of a broker will not be subject to backup withholding. However, information reporting will apply in the case of a "U.S. related broker" unless the broker has documentary evidence in its files of the Non-U.S. Holder's foreign status and has no actual knowledge to the contrary or unless the Non-U.S. Holder otherwise establishes an exemption. A broker is a "U.S. related broker" if the broker is a United States person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50 percent or more of whose income from all sources for a designated period is from activities that are effectively connected with the conduct of trade or business within the United States or, with respect to payments made after December 31, 2000, a foreign partnership that, at any time during its taxable year, is owned 50 percent or more (by income or capital interest) by United States persons or is engaged in the conduct of trade or business in the United States. The new Treasury regulations provide certain presumptions under which a Non-U.S. Holder will be subject to backup withholding and information reporting unless the Non-U.S. Holder provides a certification as to its status as a Non-U.S. Holder.

         Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or as a credit against the Non-U.S. Holder's U.S. federal income tax liability, provided the requisite procedures are followed.

         THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX
ADVICE. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISER AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF ACQUIRING, HOLDING AND DISPOSING OF A REGISTERED WARRANT OR SHARE OF COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                          DESCRIPTION OF CAPITAL STOCK

COMMON AND PREFERRED STOCK

         Our authorized capital stock consists of 60,000,000 shares of common stock, $.001 par value, and 1,000,000 shares of preferred stock, $.001 par value. As of August 31, 2000, there were 18,582,197 shares of common stock outstanding and 282,400 shares of series A preferred stock outstanding.

         COMMON STOCK. The holders of the common stock are entitled to one vote per share of record on all matters to be voted upon by stockholders and to vote together as a single class for the election of directors and in respect of other corporate matters. At a meeting of stockholders at which a quorum is present, for all matters other than the election of directors, a majority of the votes cast decides all questions, unless the matter is one upon which a different vote is required by express provision of law or the Certificate of Incorporation or Bylaws. Directors will be elected by a plurality of the votes of the shares present at a meeting. There is no cumulative voting with respect to the election of directors or any other matter.

         The holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. Subject to the rights of holders of preferred stock, if any, in the event of a liquidation, dissolution or winding up of our company, holders of common stock are entitled to participate equally and ratably in all assets remaining after payment of liabilities and distribution of any preferential amount.

         The holders of common stock are entitled to receive ratably any dividends declared by the board of directors of funds legally available therefor, when and if so declared, subject to any preference in favor of outstanding shares of preferred stock, if any. The payment of dividends, if any, rests within the discretion of its board of directors and will depend upon our results of operations, financial condition and capital expenditure plans, as well as other factors considered relevant by the board of directors.

         PREFERRED STOCK. Our certificate of incorporation authorizes the issuance of 1,000,000 shares of "blank check" preferred stock with the designations, rights and preferences as may be determined from time to time by the board of directors. Accordingly, the board of directors is authorized, without action by the stockholders, to issue preferred stock from time to time with the dividend, liquidation, conversion, voting and other rights and restrictions as it may determine.

         Our board of directors has designated 1,000,000 shares as series A convertible redeemable preferred stock. As of August 28, 2000, 282,400 shares of series A preferred stock are outstanding and 182,000 shares have been converted into common stock. The holders of series A preferred stock have no voting rights except as required by law, except that the affirmative vote of the holders of a majority of the outstanding shares of series A preferred stock is necessary for (1) the issuance of capital stock ranking on a parity with, or senior to, the series A preferred stock, (2) the authorization or issuance of securities convertible into the parity or senior securities, or (3) the amendment to our certificate of incorporation which adversely affects the series A preferred stock, or waiver of any other covenants.

         The holders of the series A preferred stock are entitled to receive dividends, payable semi-annually in arrears, at the rate of $1.875 per share per annum, payable in cash. In the event of voluntary or involuntary liquidation, dissolution or winding up of our company, holders of the series A preferred stock will be entitled to receive $25.00 per share, known as the Liquidation Value, plus accrued and unpaid dividends. Each holder of the series A preferred stock has the right, at the holder's option, to convert any or all of its shares of series A preferred stock into common stock, at any time, at a conversion price of $8.25, subject to adjustment under selected circumstances. We may redeem the series A preferred stock if the average closing price of the common stock, as reported on the Nasdaq National Market, equals or exceeds 150% of the conversion price for any 10 trading days within a 30 consecutive trading day period, at a redemption price per share equal to the Liquidation Value plus accrued and unpaid dividends. We are required to redeem the outstanding shares of series A preferred stock on December 31, 2003, at a redemption price per share equal to the Liquidation Value plus accrued and unpaid dividends. Upon a change in control of our company, each holder of the series A preferred stock will have the option to require us to repurchase the holder's shares of series A preferred stock at a price per share equal to the Liquidation Value plus accrued and unpaid dividends.

WARRANTS

         In April 1999, in connection with the US$100.0 million bridge loan provided by Barclays Bank PLC for the acquisition of the business of V/Line Freight Corporation, we issued to Barclays Bank PLC warrants to purchase 750,000 shares of our common stock at an exercise price of $9.75 per share, subject to adjustment under selected circumstances. These warrants are exercisable during the five-year period ending April 30, 2004.

         In August 1999, we issued warrants to purchase an aggregate of 676,363 shares of common stock in connection with a private offering of $22.5 million principal amount of our junior convertible subordinated debentures. The warrants are exercisable during the five-year period ending August 5, 2004 at an exercise price of $10.50 per share, subject to adjustment under selected circumstances.

         On November 30, 1999, we became obligated to issue to Barclays Bank PLC warrants to purchase 50,000 shares of our common stock at an exercise price of $7.875. These warrants are exercisable during the five year period ending November 30, 2004.

         We have also issued warrants to placement agents in connection with previous securities offerings, including the following:

         o warrants to purchase 140,727 shares of common stock at an exercise price of $10.125 per share during the two-year period ending January 15, 2001; and

         o warrants to purchase 200,000 shares of common stock at an exercise price of $10.50 per share during the two-year period ending July 31, 2001.

         The exercise prices may be adjusted under selected circumstances.

         In connection with the issuance of the asset sale bridge notes, the purchasers of those notes are entitled to receive warrants to purchase common stock at an exercise price of $7.75 per share commencing in August 2000 to the extent the asset sale bridge notes are then outstanding. The maximum number of shares issuable upon exercise of all these warrants would be 577,679, subject to specified anti-dilution adjustments. In August 2000, 288,840 of those warrants were issued.

         On June 22, 2000, we issued three-year warrants to purchase 150,000 shares of our common stock to JWGenesis. Of these warrants, 75,000 are at an exercise price of $5.50 and 75,000 are at an exercise price of $6.50.

         In August 2000, we issued the warrants offered by this prospectus. See "Description of the Warrants."

JUNIOR CONVERTIBLE SUBORDINATED DEBENTURES

         In August 1999, we issued $22.5 million aggregate principal amount of our junior convertible subordinated debentures. Interest on the debentures accrues at the rate of 6% per annum and is payable semi-annually, commencing January 31, 2000. The debentures are convertible, at the option of the holder, into shares of our common stock equal to the aggregate principal amount of the debentures being converted divided by $10.00, subject to adjustment in selected circumstances. The debentures mature on July 31, 2004, are general unsecured obligations and rank subordinate in right of payment to all senior indebtedness (as the term is defined in the debentures). At our option, the debentures may be redeemed at par (plus accrued but unpaid interest thereon to the date of redemption), in whole or in part, if the closing price of our common stock is above 200% of the conversion price for 10 consecutive trading days. In July 2000, holders of debentures with an aggregate principal amount of $350,000 converted their debentures into shares of our common stock.

PROVISIONS WITH POSSIBLE ANTITAKEOVER EFFECT

         Selected provisions of Delaware law and of our certificate of incorporation, summarized in the following paragraphs, may be considered to have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in his best interest, including attempts that may result in payment of a premium over the market price for shares held by stockholders. These provisions may also have the effect of rendering changes in the board of directors and management of our company more difficult. Any discouraging effect upon takeover attempts could potentially depress the market price of the common stock or inhibit temporary fluctuations in the market price of the common stock that otherwise could result from actual or rumored takeover attempts.

         DELAWARE ANTI-TAKEOVER LAW. We are a Delaware corporation and are subject to Section 203 of Delaware Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% more of a corporation's outstanding voting stock) from engaging in a "business combination" with certain Delaware corporations for three years following the date that person became an interested stockholder unless (1) the corporation has elected in its certificate of incorporation not to be governed by Section 203 (we have made this election); (2) before that person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (3) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be voted or tendered in a tender or exchange offer); or (4) following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. The restrictions in Section 203 also do not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who had not been an interested stockholder during the previous three years or a person who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder," transactions with an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock.

         RIGHTS PLAN. In January 1998, we implemented a Common Stock Purchase Rights Plan and distributed one right for each share of our common stock outstanding. Each right has an initial exercise price of $36 for one share of our common stock. The rights are not exercisable or transferable, apart from our common stock, until after a person or group acquires, or has the right to acquire, beneficial ownership of 25% (except in specific instances) or more of our common stock (which threshold may, under some circumstances, be reduced to 10%) or announces a tender or exchange offer to acquire 25% or more of our common stock. Upon this occurrence, each right, other than rights owned by the person or group, will entitle the holder to purchase from us, or the particular acquiring person or group under some circumstances and conditions, the number of shares of our, or, the person's or group's, common stock having a market value equal to twice the exercise price of the right. The rights are redeemable by our Board of Directors under circumstances set forth in the rights agreement. The rights plan could have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of us without negotiating with our Board of Directors.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

                              PLAN OF DISTRIBUTION


         The warrants and the shares of our common stock issued upon the exercise of the warrants offered by this prospectus may be sold by the warrantholders from time to time in:

         o        transactions in the over-the-counter market;

         o        negotiated transactions;

         o        underwritten offerings; or

         o        a combination of such methods of sale.

         The warrantholders may sell the warrants and the shares of our common stock issued upon the exercise of the warrants at:

         o        fixed prices which may be changed;

         o        market prices prevailing at the time of sale;

         o        prices related to prevailing market prices; or

         o        negotiated prices.

         The warrantholders may effect these transactions by selling the warrants and shares of our common stock issued upon the exercise of the warrants to or through broker-dealers, and these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the warrantholders and/or the purchasers of the warrants for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         We are required to keep this registration statement effective so long as any affiliate of ours holds warrants or shares of our common stock issued upon exercise of the warrants.

         In order to comply with the securities laws of particular states, if applicable, the warrants and shares of our common stock will be sold in the jurisdictions only through registered or licensed brokers or dealers. In addition, in particular states, the warrants and shares of our common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         The warrantholders and any broker-dealers or agents that participate with the warrantholders in the distribution of the warrants or the shares of our common stock issued upon the exercise of the warrants may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by them and any profit on the resale of the warrants or the shares of our common stock issued upon the exercise of the warrants purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

         Each warrantholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of shares of our common stock by the warrantholders.

         We will pay for all costs of the registration of the warrants, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; except that, the selling holders will pay all underwriting discounts and selling commissions, if any. We have agreed to indemnify the selling holders against particular civil liabilities, including some liabilities under the Securities Act of 1933, or we will compensate them for some of these liabilities incurred in connection therewith.

                                  LEGAL MATTERS

         The validity of the warrants and the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Greenberg Traurig, P.A., Miami, Florida.

                                     EXPERTS

         The financial statements as of December 31, 1998 and 1999 and for the three years in the period ended December 31, 1999, incorporated by reference from RailAmerica's Annual Report on Form 10-K in this prospectus, except as they relate to Empresa De Transporte Ferrovario S.A., have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to Empresa De Transporte Ferrovario S.A. as of December 31, 1998 and 1999 and for the years then ended, by Arthur Andersen Langton Clarke, independent accountants. Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of such firms as experts in accounting and auditing.

         The financial statements of V/Line Freight Corporation as of June 30, 1998 and for the year then ended, incorporated into this prospectus by reference from RailAmerica's Current Report on Form 8-K/A, dated July 16, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

         The financial statements of RaiLink Ltd. as of December 31, 1998 and for the year then ended, incorporated into this prospectus by reference from RailAmerica's Current Report on Form 8-K/A, dated October 5, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

         The financial statements of The Toledo, Peoria and Western Railroad Corporation as of December 31, 1998 and for the year then ended, incorporated into this prospectus by reference from RailAmerica's Current Report on Form 8-K/A, dated November 12, 1999, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, and are incorporated in reliance upon such report, given on the authority of such firm as experts in accounting and auditing.

         The financial statements of RailTex and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also inspect our filings at the regional offices of the SEC located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. You can also inspect reports and other information we file at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, Washington, D.C. 20006.

         The SEC allows us to "incorporate by reference" some of the documents that we file with it into this prospectus, which means:

         o        incorporated documents are considered part of this prospectus;

         o we can disclose important information to you by referring you to those documents; and

         o information that we file with the SEC will automatically update and supersede this incorporated information.

         We incorporate by reference the documents listed below, which were filed with the SEC under the Securities Exchange Act of 1934:

         o our annual report on Form 10-K for the year ended December 31, 1999;

         o our quarterly reports on Form 10-Q for the periods ended March 31, 2000 and June 30, 2000; and

         o our current reports on Form 8-K filed on (1) May 17, 1999, as amended on July 16, 1999, (2) August 6, 1999, as amended on October 5, 1999, (3) September 20, 1999, as amended on November 12, 1999, (4) February 4, 2000, (5) April 18, 2000,
                  (6) August 1, 2000 and (7) September 1, 2000.

         We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus:

         o any reports filed under Sections 13(a) and (c) of the Securities Exchange Act;

         o definitive proxy or information statements filed under Section 14 of the Securities Exchange Act in connection with any subsequent stockholders' meetings; and

         o        any reports filed under Section 15(d) of the Securities
                  Exchange Act.

         You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial position and results of operations may have changed since that date. You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:

                                RailAmerica, Inc.
                       5300 Broken Sound Boulevard, N.W.,
                            Boca Raton, Florida 33487
                                 (561) 994-6015
                       Attn: Donald D. Redfearn, Secretary

================================================================================

         PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER ANY UNDERWRITER NOR WE HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

================================================================================
                            ---------------


                           TABLE OF CONTENTS

                                                              Page
                                                              ----
Prospectus Summary..........................................   1
Risk Factors................................................   4
Cautionary Note Regarding Forward-Looking Statements........  11
Use of Proceeds.............................................  13
Warrantholders..............................................  14
Description of the Warrants.................................  15
Certain United States Federal Income Tax Considerations.....  19
Description of Capital Stock................................  25

Plan of Distribution........................................  29
Legal Matters...............................................  30
Experts.....................................................  30
Where You Can Find More Information.........................  30
Index to Financial Statements............................... F-1



                               RAILAMERICA, INC.


                                  COMMON STOCK

                        WARRANTS TO PURCHASE COMMON STOCK






                               ___________________

                                   PROSPECTUS
                               ___________________





                               ____________, 2000







================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (1)

         The following table sets forth the costs and expenses (subject to future contingencies) incurred or expected to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered pursuant to this Registration Statement. The Registrant has agreed to pay all the costs and expenses of this offering.

Securities and Exchange Commission Registration Fee.................................   $ 2,459.24
Accounting Fees and Expenses........................................................
Legal Fees and Expenses.............................................................
Blue Sky Fees ......................................................................
Printing Expenses...................................................................
Transfer Agent Fees and Expenses ...................................................
Miscellaneous.......................................................................     ______________

         Total......................................................................   $

-------------------------

 *       To be provided by amendment.
(1)      The amounts set forth above are estimated, except for the SEC fee.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Registrant has authority under Section 145 of the Delaware General Corporation Law to indemnify its directors and officers to the extent provided for in such statute. The Registrant's Amended and Restated Certificate of Incorporation provides for indemnification of the Registrant's officers and directors to the extent permitted under the Delaware General Corporation Law.

         The Registrant's Amended and Restated Certificate of Incorporation limits the liability of Directors to the maximum extent permitted by Delaware General Corporation Law. Delaware law provides that the directors of a corporation will not be personally liable to such corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
(iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derives an improper personal benefit. The Registrant's Amended and Restated Certificate of Incorporation provides that the Registrant shall indemnify its Directors and officers to the fullest extent permitted by Delaware law, except against actions by the Registrant approved by the Board of Directors, and requires the Registrant to advance expenses to such Directors and officers to defend any action for which rights of indemnification are provided in the Certificate of Incorporation, and also permits the Board of Directors to grant such rights to its employees and agents.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS

         The following exhibits are included as part of this Registration
Statement:

       Exhibits   Description
       --------   -----------

         1.1 Purchase Agreement, dated August 9, 2000, between RailAmerica Transportation Corp., RailAmerica, Inc., the Guarantors named therein, Donaldson, Lufkin & Jenrette Securities Corporation, Barclays Bank PLC and Social Capital (USA) Inc.*

         5.1      Opinion of Greenberg Traurig, P.A.*

         4.1 Warrant Agreement, dated August 14, 2000, between RailAmerica, Inc. and Wells Fargo Bank Minnesota, N.A.

         4.2 Warrant Registration Rights Agreement, dated August 14, 2000, between RailAmerica, Inc., Donaldson Lufkin & Jenrette Securities Corporation, Barclays Bank PLC and Scotia Capital
                  (USA) Inc.

         21.1     Subsidiaries of RailAmerica, Inc.*


         23.1     Consent of Greenberg Traurig, P.A. (to be contained in exhibit
                  5.1)

         23.2     Consent of PricewaterhouseCoopers LLP (RailAmerica, Inc.)

         23.3     Consent of Arthur Andersen Langton Clarke (Ferronor)

         23.4     Consent of PricewaterhouseCoopers LLP (V/Line Freight
                  Corporation)

         23.5     Consent of PricewaterhouseCoopers LLP (RaiLink Ltd.)

         23.6 Consent of Ernst & Young LLP (The Toledo, Peoria and Western Railroad Corporation)

         23.7     Consent of Arthur Andersen LLP (RailTex, Inc.)

         24.1     Power of Attorney (filed with the signature page)

-------------------------

*        To be filed by amendment.

ITEM 17. UNDERTAKINGS

         (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on the 5th day of September, 2000.

                                      RAILAMERICA, INC.



                                      By: /s/ Gary O. Marino
                                          ---------------------------------
                                          Gary O. Marino
                                          Chairman, Chief Executive Officer
                                            and President


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary O. Marino and Donald D. Redfearn, and each of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including a Registration Statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                Signature                                         Title                                 Date
                ---------                                         -----                                 ----


/s/ Gary O. Marino                           Chairman of the Board, Chief Executive officer       September 5, 2000
--------------------------------------       and President (Principal Executive Officer)
Gary O. Marino



/s/ Donald D. Redfearn                       Executive Vice President, Secretary and              September 5, 2000
--------------------------------------       Director
Donald D. Redfearn



/s/ Bennett Marks                            Chief Financial Officer (Principal Financial         September 5, 2000
--------------------------------------       Officer)
Bennett Marks



/s/ John H. Marino                           Director                                             September 5, 2000
--------------------------------------
John H. Marino



/s/ Douglas R. Nichols                       Director                                             September 5, 2000
--------------------------------------
Douglas R. Nichols



/s/ Richard Rampell                          Director                                             September 5, 2000
--------------------------------------
Richard Rampell



/s/ Charles Swinburn                         Director                                             September 5, 2000
--------------------------------------
Charles Swinburn



/s/ John M. Sullivan                         Director                                             September 5, 2000
--------------------------------------
John M. Sullivan



/s/ Ferd. C. Meyer, Jr.                      Director                                             September 5, 2000
--------------------------------------
Ferd. C. Meyer, Jr.



/s/ William G. Pagonis                       Director                                             September 5, 2000
--------------------------------------
William G. Pagonis